Exhibit 10.2    Alcan Total Shareholder Return Performance Plan, dated September 20, 2006, as amended.

Alcan Inc.

ALCAN

LONG-TERM

INCENTIVE PROGRAM

•   TSR Performance Plan

Plan Text

Montreal, Canada

1.                  General Information

The Alcan Long-Term Incentive Program is comprised of two separate plans. The first plan is the Alcan Total Shareholder Return Performance Plan and the second plan is Alcan Restricted Share Unit Plan.

Following is the description of the Alcan Total Shareholder Return Performance Plan.

2.                  Definitions

In this Plan, the following definitions shall have the following meanings:

"Alcan LTIP" means the Alcan Long-Term Incentive Program which includes the Alcan Restricted Share Unit Plan and the Alcan Total Shareholder Return Performance Plan;

"Auditors" means PricewaterhouseCoopers LLP or any successor company;

"Award" means an earned Award to a Key Employee in accordance with the provisions of the Plan;

"Award Agreement" means the written agreement evidencing an Award granted to a Key Employee under the Plan and approved by the Committee;

"Board" means the Board of Directors of the Company;

"Closing Prices" means the closing sale prices for record lots for common shares as reported on the New York Stock Exchange - Consolidating Trading;

"Committee" means the Human Resources Committee of the Board;

"Company" means Alcan Inc. and any successor corporation whether by amalgamation, merger or otherwise;

"Deferred Share Unit" or "DSU" means a deferred share unit granted under the EDSUP;

"Disability" means the complete permanent inability of a Key Employee to perform all of his duties under the terms of his employment with the Company, as determined by the Committee upon the basis of such evidence, including independent medical reports and data as the Committee deems appropriate or necessary;

"Election" means the irrevocable election in writing made by a Participant to cancel some or all of an Award of a Participant at the end of a Performance Period in exchange for the right to receive an equity-related investment in the Company;

"Executive Deferred Share Unit Plan" or "EDSUP" means the Alcan Deferred Share Unit Plan for Executives who are fiscal residents of Canada, as amended by the Board from time to time;

"Key Employee" means an employee of the Company or a Subsidiary whose responsibilities and decisions, in the judgement of the Committee, directly affect the performance of the Company and its Subsidiaries and has been designated by the Committee as eligible to participate in the Plan;

"Participant" means an employee of the Company who is a Key Employee and who has received an Award under the Plan;

"Performance Period" means the period over which performance for the purposes of an Award shall be measured;

"Plan" means the Alcan Total Shareholder Return Performance Plan;

"Retirement" means, in accordance with the best interests of the Participant: i) retirement in accordance with the provisions of those employee benefit plans of the Company or any Subsidiary covering the Participant at the time of retirement or at any time during which the Participant received a Target Cash Award which has not attained the end of the Performance Period, or ii) the placing of a terminated Participant on non-active payroll of the Company or any Subsidiary to permit such Participant to attain retirement age as defined in such employee benefit plans, or iii) the departure of the Participant from the service of the Company or any Subsidiary for a reason other than Cause, who at the time of the Participant's termination of his employment contract, has attained A) the retirement age provided in the Participant's employment contract, or B) the age of 55 and where the sum of the Participant's age and continuous years of service with the Company or any Subsidiary amounts to at least 65 years. For the purpose of this definition, Retirement includes the concept of early retirement.

"Share" means a common share of the Company;

"Subsidiary" means a company controlled, directly or indirectly, by Alcan;

"Target Cash Award" means a target cash award granted to a Key Employee in accordance with the provisions of the Plan and approved by the Committee;

"TSR" means the Total Shareholder Return, which is a financial measure as described in section 6.4;

3.                  Establishment and Purpose

3.1	Establishment. The Company has established an incentive compensation plan known as the Alcan TSR Performance Plan. In an effort to increase the Key Employee's awareness of their role in improving shareholder value, the Committee has approved an executive total compensation plan that recognizes that long-term incentives are an integral part of the executive's compensation.

3.2

Purpose. The purpose of the Plan is to promote the achievement of long-term objectives of the Company i) by tying the Key Employee's long-term incentive opportunities to pre-established goals; ii) by rewarding performance, based on the successful achievement of the pre-established goals; and iii) by attracting, retaining and motivating highly competent Key Employees committed as a group to achieve results through teamwork.

4.                  Administration

4.1	The Plan shall be administered by the Committee. The Committee shall have full and complete authority to interpret the Plan and prescribe such rules and regulations and make such other determinations as it deems necessary or desirable for the administration of the Plan.

4.2	Amendment, Modification and Termination. The Committee may at any time and from time to time amend, suspend or terminate the Plan in whole or in part.

4.3	Costs of the Plan. All expenses associated with the establishment, maintenance and termination of the Plan shall be borne by the Company.

4.4

Tax Consequences. The Awards shall be subject to taxes as per the income tax rules of the Key Employee's country of residence. Participants are encouraged to inform themselves of their particular tax situation. All taxes shall be paid by the Participant.

4.5	Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company.

5.                  Eligibility

Eligibility. The Plan provides for the granting of a Target Cash Award to designated Key Employees of the Company and its Subsidiaries.  The Committee shall determine at its sole discretion which Key Employees of the Company shall be eligible to be granted a TSR performance Target Cash Award.  It shall also determine the conditions (amount, period) applicable to each Award.

Eligibility to participate in the Plan does not confer a right to receive a Target Cash Award. There is no automatic entitlement to any grant.

6.                  Awards

6.1

Target Cash Award. The target amount of the Key Employee's Target Cash Award shall be determined through competitive market data using appropriate peer companies. The Committee shall approve annually the target long-term incentive compensation amount to be attributed to Key Employees. Half of this amount shall be delivered through the Plan and the other half through the Alcan Restricted Share Unit Plan. Employees eligible for participation in the Alcan LTIP but not eligible to participate in this Plan shall receive their long-term compensation amount entirely through the Alcan Restricted Share Unit Plan.

6.2

Amount of the Award. The amount of the Award, if any, shall be based on the Company's TSR performance at the end of the Performance Period as measured against the TSR performance of the S&P Materials Index.

6.3

Award Frequency and Performance Period. Subject to the terms of the Plan (including sections 4.1, 4.2 and 5.1), Target Cash Awards shall generally be granted annually by the Committee, with each Target Cash Award having a Performance Period of 3 years.

6.4

Total Shareholder Return and Performance Measure. TSR shall be measured as a change in the market price of the common stock plus cumulative dividend yield over the Performance Period.

At the end of the Performance Period, the TSR performance measurement shall be made for all companies in the S&P Materials Index and the Company's performance will be ranked relative to the other industrial companies in the Index as of the end of the Performance Period.  These measurements will be made by a third party and audited by the Company's Auditors.

6.5

Calculation of TSR Performance.  The percentage change in stock price is equal to the ratio of (A) the average of the Closing Prices over the 21 trading days immediately preceding the end of the Performance Period over (B) the average of the Closing Prices over the 21 trading days immediately preceding the commencement of the Performance Period.

Only companies that have been part of the Index for the full Performance Period shall be included in the calculation of TSR performance.

6.6

Payout Matrix. In order for any payout to be earned, the Company's TSR performance shall be at or above the 30th percentile rank of the companies ranked in the S&P Materials Index.  At the 30th percentile rank, an Award payout of 60% of the Target Cash Award shall be earned.  At the 50th percentile rank, an Award payout of 100% of Target Cash Award shall be earned, and at the 75th percentile rank, an Award payout of 250% of the Target Cash Award shall be earned (maximum payout). The Award payout will be prorated between these rankings (see sample calculation at Appendix A).

6.7

Individual Performance. As with other elements of compensation, an Award shall be earned through individual performance.  There shall be no entitlement to an Award.  The actual target Award may also be subject to an upward or downward adjustment based on the individual's performance and contribution to the Company.

6.8

Payment of Awards. Subject to applicable law, payment with respect to earned Awards may be made in whole or in part in the form of cash and/or Shares of the Company, at the sole discretion of the Committee.

6.9

Award Agreement. A separate Agreement shall be entered into between the Company and the Participant to cover each Target Cash Award.  This document shall be sent in duplicate to each Participant for signature.  It describes the conditions applying to that particular Award (see Appendix B).

7.                  Election

7.1

The Committee shall have the authority to allow Canadian Participants who file an Election in accordance with the EDSUP to exchange, subject to Section 7.3, some or all of the Award into DSUs and to receive further DSUs as a Company incentive to encourage the Participants to commit to an equity‑related investment in the Company.

The Committee shall also have the authority to establish an alternative equity‑related investment in the Company, if permitted by law, that will allow Participants located in countries other than Canada to file an Election to exchange, subject to Section 7.3, some or all of the Award into such equity-related investment in the Company and receive a Company incentive to encourage the Participants to commit to such exchange. These Participants shall refer to the Appendices  to this Plan that may be adopted from time to time for a description of the equity-related investments in the Company available to them according to their countries of residence.

7.2

To be effective in respect of a Target Cash Award, an Election must be filed by the Participant with the Company prior to the end of the Performance Period of such Target Cash Award, as required by applicable law and as specified in the Award, and may cover some or all of the Award. Once filed, an Election cannot be revoked by the Participant.

7.3

If a Participant files an Election, provided that the Participant has not incurred a termination of employment on or before the end of the Performance Period, the Award specified in the Election will be cancelled and the Participant will receive the equivalent value of the Award either in DSUs together with such further DSUs or in another equity-related investment in the Company together with a Company incentive that may have been determined to be available by the Committee in accordance with Section 7.1. DSUs will be granted under the EDSUP and will be subject to the terms of the EDSUP governing DSUs.

If a Participant does not file an Election, the Award will be paid to the Participant in accordance with Section 6.8.

7.4

The exchange of the Award into DSUs at the end of the Performance Period may not to be offered to Participants located in countries other than Canada due to tax laws, securities regulations or other rules. Appendices may be added from time to time to provide a description of the equity-related investments in the Company made available to such Participants. These Appendices are an integral part of the Plan once approved by the Committee.

8.                  Termination of Employment

8.1

Termination of Employment Due to Death, Disability or Retirement. In the event of termination of employment due to Retirement (in accordance with the retirement programs rules), Disability or death, the Participant will be entitled to a pro-rata payment of any Awards earned, payable at the time normally due and in accordance with such rules and regulations as may be adopted by the Committee.

8.2

Termination for Reasons Other than Death, Disability or Retirement. Termination of employment for any other reasons, including resignation, will result in forfeiture of any outstanding Awards under the Plan.  In specific circumstances, the Committee may adopt rules to provide for partial payment as above.

9.                  Beneficiary Designation

9.1

Designation of Beneficiary. Each Participant shall advise the Company in a written designation, on a prescribed form, the name of the beneficiary who shall be entitled to receive a payout, if any, with respect to an Award upon his death (Appendix C). The Participant shall advise the Company of any change in any such information (see Appendix D).

In the event that there shall be no designation of beneficiary made, any amounts to be paid to the Participant's beneficiary shall be paid to the Participant's estate.

9.2

Death of Beneficiary. In the event that the beneficiary predeceases the Participant, any amounts that would have been paid to the Participant or the Participant's beneficiary under the Plan shall be paid to the Participant's estate.

10.                Miscellaneous Provisions

10.1	The effective date of the Plan is 1 January 2002 as amended.

10.2	The Plan shall be governed and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada applicable in Quebec.

10.3	If any provision of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

10.4	Headings are for reference purposes only and do not limit or extend the meaning of the provisions of the Plan.

10.5	References to the masculine shall include the feminine; references to the singular shall include the plural and vice versa.

11.                Change of Control

11.1	"Change of Control Event" shall mean any of the following:

	1.	the acquisition of direct or indirect beneficial ownership of 50% or more of the Shares of the Company by any person or group of associated persons acting together or jointly and in concert;
2.

any amalgamation, merger, arrangement, reorganization or consolidation (or substantially similar transactions or series of transactions) in respect of the Company, other than where (a) the Shares of the Company after the transaction would continue to represent two-thirds or more of the combined voting securities of the resulting entity, without a concurrent substantial change in the composition of the Company's Board, or (b) it is effected for the purpose of implementing a recapitalization of the Company, without there also occurring an acquisition of direct or indirect beneficial ownership of 20% or more of the Shares of the Company by any person or group of associated persons acting together or jointly and in concert;

	3.	the approval by the Company's shareholders of a plan for the complete or effective dissolution of the Company;
4.

the issuance by the Company of Shares in connection with an exchange offer acquisition if such issuance results in the Shareholders holding less than two-thirds of the combined voting securities of the resulting entity and there is a concurrent substantial change in the composition of the Company's Board;

5.

the sale of all or substantially all of the assets of the Company, other than (a) to an owner or owners of at least two-thirds of the Company's Shares, or (b) in a manner so that the acquirer is thereafter controlled as to at least two-thirds of its voting securities by the owner or owners of at least two-thirds of the Company's Shares, provided in each case that there is no concurrent substantial change in the composition of the Company's Board;

6.

the completion of the corporate approvals necessary on the part of the Company to give effect to any amalgamation, merger, arrangement, reorganization, continuance or consolidation (or substantially similar transactions or series of transactions) in respect of the Company pursuant to which the Company will not survive as a stand-alone publicly-traded corporation - without limitation the Company shall be deemed not to have survived as a stand-alone publicly-traded corporation if (a) there is no longer a liquid market for the Shares on the Toronto or New York stock exchanges, (b) more that 50% of the Shares become held by any person or group of associated persons acting together or jointly and in concert, or (c) the Company becomes a subsidiary of another corporation; or

7.

any occurrence pursuant to which individuals who were the incumbent Directors on the date of the Plan cease for any reason to constitute at least two-thirds of the Company's Board, provided that any individual who became a Director subsequently whose election or appointment was approved by at least two-thirds of the incumbent Directors shall also be considered to be an incumbent Director, but further provided that no individual elected or appointed initially as a result of an actual or threatened proxy contest or solicitation of proxies or in connection with amalgamation, merger, arrangement, reorganization, consolidation or share exchange acquisition transaction (or substantially similar transactions or series of transactions) shall be deemed to be an incumbent Director.

For the purposes hereof a substantial change in the composition of the Company's Board shall be any change involving the departure of at least three Directors or any other change pursuant to which the Directors in office prior thereto cease to constitute at least two-thirds of the members of the Board.  In addition, any "change of control event" which occurs for the purposes of a change of control agreement in force between the Company and an employee of the Company or one of its subsidiaries as of the date hereof shall be deemed to be a Change of Control Event hereunder in relation to that employee.

11.2	Upon the occurrence of a Change of Control Event, in respect of each Target Cash Award granted to the Participant, the Participant will be entitled to an amount equal to the greater of:

	i)	100% of the target amount of the Target Cash Award specified in the grant; or

ii)

(A)     the amount of the Target Cash Award calculated in accordance with the provisions of section 6 pro-rated relative to the term of the original Performance Period for the period beginning at the start of the term of the original Performance Period to the Change of Control Event; and

(B) 100% of the target amount of the Target Cash Award specified in the grant pro-rated relative to the term of the original Performance Period for the period beginning at the Change of Control Event to the end of the term of the original Performance Period.

11.3	The amounts owing to the Participant under section 11.2 hereof shall be payable 30 days following the date of the Change of Control Event.

APPENDIX A

TSR Rating Scale

EXAMPLE

Target Award (2006)		$100,000
Adjustment for personal performance		$25,000
Adjusted Target Award		$125,000
3-year performance rating at 62.5 percentile	x	175%

		$218,750

Amount paid in 2009

APPENDIX B

ALCAN INC.

TOTAL SHAREHOLDER RETURN (TSR) PERFORMANCE PLAN

(long-term incentive cash award)

AWARD AGREEMENT

NAME	AWARD YEAR:

PERFORMANCE PERIOD:	TARGET AWARD AMOUNT:

You have been granted a 2006 Target Cash Award (shown above) under the TSR Performance Plan.  This Award was approved by the Human Resources Committee of the Board, effective 20 September 2006 and is subject to a three year Performance Period beginning 1 October 2006 and ending 30 September 2009.

The payment value of this Award, if any, will be calculated on the Total Shareholder Return and Alcan's percentile rank relative to the Standard and Poor (S&P) Materials Index at the end of the Performance Period.  Total Shareholder Return is measured as the change in the market price of the common stock plus cumulative dividend yield over the Performance Period. The percentage change in stock price is equal to the ratio of (A) the average of the closing share prices over the 21 trading days immediately preceding the end of the Performance Period over (B) the average of the closing share prices over the 21 trading days immediately preceding the Performance Period.

At the end of the Performance Period, TSR performance measurements will be made for Alcan and for all companies in the S&P Materials Index. Alcan's TSR performance will be compared and ranked against the TSR performance of otherl companies in the Index. Only companies that have been part of the Index for the full 3-year period will be included in the Index.

The payout, if any, will be calculated by adjusting the target award by a performance factor related to Alcan's percentile rank relative to the S&P Materials Index as follows:

•         At a relative rank below the 30th percentile no payout will be made

•         At a relative rank of the 30th percentile a payout of 60% of the target amount

•         At a relative rank of the 50th percentile a payout of 100% of the target amount

•         At a relative rank of the 75th percentile a payout of 250% of the target amount

          (250% is the maximum payout under the Schedule)

•         The payout will be prorated between these rankings.

You must be continuously and actively employed by Alcan over the performance period to be eligible to receive any payment.  The actual payment, if any, will be made as soon as practicable following completion of the Performance Period.  If you terminate your employment during the Performance Period due to retirement, disability or death, your actual Award will be pro-rated for the period up to termination; the amount being paid at the prescribed time and according to such Rules and Regulations of the Plan adopted by the Committee.

If you are a Canadian Participant, you will be allowed to irrevocably elect to cancel some or all of the Award in exchange for the right to receive the same value in Deferred Share Units under the Executive Deferred Share Unit Plan. In addition, subject to a favourable tax ruling, you will receive a further 20% of DSUs of the Award that you have exchanged.

If you are a Participant in a country other than Canada, you may be allowed to irrevocably elect to cancel some or all of the Award in exchange for the right to receive the same value in an alternate equity-related investment in the Company together with an additional 20% of the value of the Award that you have exchanged.

To make an election, eligible Participants must notify the Company at least 12 months prior to the end of the Performance Period. Eligibility to participate in the equity-related investments in the Company will be determined on the basis of your employment as of the date you are required to make the Election. Please refer to the Plan description.

Please indicate your acceptance of the above award, the terms and conditions as described herein and the attachments by executing both copies of this Award Agreement and returning one copy to the administrator, Alcan Executive Compensation Department, Maison Alcan, Montreal.

I hereby accept the terms and conditions of this award:

Signature	Date

APPENDIX C

ALCAN INC.

TOTAL SHAREHOLDER RETURN

PERFORMANCE PLAN

Beneficiary Designation Form

I, _______________________________, being a Participant of the Total Shareholder Return Performance Plan (TSR Performance Plan), hereby designate the following person as my Beneficiary for purposes of the TSR Performance Plan and acknowledge that said person is:

Name:
Address:

Under the terms of the TSR Performance Plan, I reserve the right to revoke this designation and to designate another person as my Beneficiary.

Signature:
Employee Number:
Date:

APPENDIX D

ALCAN INC.

TOTAL SHAREHOLDER RETURN

PERFORMANCE PLAN

Change of Beneficiary Form

I, _______________________________, being a Participant of the Total Shareholder Return Performance Plan (TSR Performance Plan), hereby revoke the designation of ______________________________ as my Beneficiary for purposes of the TSR Performance Plan and designate instead:

Name:
Address:

Under the terms of the TSR Performance Plan, I reserve the right to revoke this designation and to designate another person as my Beneficiary.

Signature:
Employee Number:
Date: